FOR IMMEDIATE RELEASE: July 24, 2008	NEWS OTCBB: ZLUE

Zulu Energy Corp. Spuds Two Additional Coal Bed Methane Exploration Wells in Botswana

DENVER, Colorado - Zulu Energy Corp. (OTCBB: ZLUE) (“Zulu Energy” or the “Company”) today announced it has spudded two additional wells under its coal bed methane exploration program on the Company’s Pandamatenga licenses in northeastern Botswana, Africa.

The new wells - 2008-02 and 2008-04 - bring to three the total number of wells now underway in the area. The initial well - 2008-01 - was spudded in June and is still in process. The Company plans a total of 18 stratigraphic exploration holes to determine the most favorable areas for core desorption tests to determine gas content. Based on that information, the Company intends to determine final locations for production pilots.

“We are moving forward aggressively on our drilling program and continuing to build our equipment infrastructure to support our growing operation in the area,” said Paul Stroud, president and CEO of Zulu Energy. “Our first three wells are intended to range in total anticipated depth from 600 meters to 1200 meters, giving us broad exposure in the coal-bearing lower Ecca. We have three additional drilling sites identified at present and expect to begin drilling them in the third quarter.”

Stroud said that drilling on 2008-02 is penetrating through the Kalahari Sands at more than 100 meters with a planned total depth of 1200 meters. Drilling on the 2008-04, currently at approximately 55 meters, is anticipated to reach a depth of 900 meters.

Zulu Energy’s Pandamatenga licenses cover approximately one million hectares (2.2 million acres) in an extension of the Mid-Zambezi Basin in northeastern Botswana - an area we believe to have strong potential for coal bed methane hosted in the Lower Ecca Group of the Permian age Karoo Supergroup.

Forward-Looking Statements

All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain additional financing to fund general operations and project work in the Republic of Botswana, the absence of any proved reserves, the need to obtain governmental approvals to renew the leases and to conduct various operational activities, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's filings with the U.S. Securities and Exchange Commission.

Contacts:
James Hostetler
CFO & Executive Vice President
Zulu Energy Corp.
720-961-3255